RSU AWARD AGREEMENT

HBT FINANCIAL, INC. OMNIBUS INCENTIVE PLAN

HBT Financial, Inc. (the “Company”) grants to the Participant named below (“you”) the number of restricted stock units (“RSUs”) set forth below (the “Award”), under this RSU Award Agreement (this “Agreement”).

Governing Plan:	HBT Financial, Inc. Omnibus Incentive Plan (the “Plan”)
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement
Participant:	[Name]
Grant Date:	[Date]
Number of RSUs:	[●]
Definition of RSU:	Each RSU entitles you to receive one Share, together with accrued Dividend Equivalents, in the future, subject to the terms of this Agreement.
Earning and Payment:	Subject to the terms of this Agreement, the RSUs will become vested and payable as follows, as long as you do not have a Separation from Service before the applicable vesting date:
	Vesting Date	% of RSUs Payable
	[●]	[●]%

RSU TERMS

1.Grant of RSUs.
(a)The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.
(b)You must accept the terms of this Agreement by returning a signed copy to the Company within 30 days after the Agreement is presented to you for review. The Committee may unilaterally cancel and forfeit the Award in its entirety if you do not accept the terms of this Agreement.

2.Restrictions; Rights as Stockholders.
(a)You will have no rights or privileges of a Stockholder as to the Shares underlying the RSUs before Settlement under Section 5 below, including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:
(i)you will not be entitled to delivery of any Share certificates for the RSUs until Settlement (if at all) and upon the satisfaction of all other terms;
(ii)you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge or otherwise encumber or dispose of the RSUs or any rights under the RSUs before Settlement;
(iii)you will forfeit all of the RSUs, and all of your rights under the RSUs will terminate in their entirety on the terms set forth in Section 4(a) and Section 10(j) below; and
(iv)each RSU will be credited with cash and stock dividends, if any, paid by the Company during the period commencing on the Grant Date and ending on the date of Settlement in respect of one Share (“Dividend Equivalents”), and any such Dividend Equivalents accumulated will vest and be paid in the same form (cash or stock) at the time the vested RSU is paid.
(b)Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.
3.Restricted Period and Payment. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, vest and become payable under the terms set forth in the table at the beginning of this Agreement or as provided in Section 4 below.
4.Forfeiture; Qualifying Separation; Change in Control.
(a)Except as otherwise provided in the remainder of this Section 4, if, during the Restricted Period, (a) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate or continued vesting and payment of the RSUs), (b) you materially breach this Agreement or (c) you fail to meet the tax withholding obligations described in Section 6 below, all of your rights to the RSUs will terminate immediately and be forfeited in their entirety.
(b)If you incur a Separation from Service due to your death or a Disability (such Separation from Service a “Qualifying Separation”) prior to [●], then 100% of your unvested RSUs shall become vested RSUs. The RSUs which become vested pursuant to this Section 4(b) will be payable in accordance with Section 5 below.
(c)If a Change in Control occurs prior to the date the RSUs become vested under the terms set forth in the table at the beginning of this Agreement, and you incur a Separation from Service due to a Qualifying Separation, without Cause or for Good Reason upon such Change in Control or within the 24 months after the Change in Control, but prior to the date all of the RSUs have become vested, then any RSUs (or a Substitute Award as described below, as the case may be) which are then unvested shall become vested in full on the date of such Separation from Service and will be payable in accordance with Section 5 below. If your Separation from Service occurs for any other reason (including for Cause or without Good Reason) upon or within the 24 months after such Change in Control but prior to the time that all of the RSUs (or a Substitute Award, as the case may be) have become vested, then the unvested RSUs (or a Substitute Award, as the case may be) shall be immediately forfeited and all of your rights hereunder shall terminate.

(d)For purposes of this Award Agreement, a Separation from Service  “without Cause” means termination of your employment by the Company or any Subsidiary without Cause, and “for Good Reason” means your resignation from employment for Good Reason.  If you are a party to an employment agreement with the Company or any Subsidiary (such agreement, the “Employment Agreement”), the determination of whether your employment terminated “without Cause” or “for Good Reason” shall be determined in accordance with the terms of your Employment Agreement, including but not limited to provisions relating to involuntary termination or words of similar import.  If you do not have an Employment Agreement with the Company or any Subsidiary with such terms, then the following terms shall apply:
(i)“Cause” shall have the meaning ascribed to it in the Plan.
(ii)“Good Reason” shall mean the occurrence of any event, other than in connection with termination of your employment by the Company or any Subsidiary, which results in (1) a material diminution of your principal duties or responsibilities from those in effect immediately prior to the Change in Control, including, without limitation, a significant change in the nature or scope of your principal duties or responsibilities, such that your duties or responsibilities are inconsistent with those immediately prior to the Change in Control, and commonly (in the banking industry) considered to be of lesser responsibility; or (2) a material diminution of your total compensation from that immediately prior to the Change in Control; or (3) you being required to be based at an office or location which is more than 35 miles from your office or location immediately prior to the Change in Control.  Notwithstanding the foregoing, in order for your resignation for Good Reason to occur, (x) you must provide written notice of the Good Reason event to the Company or its subsidiary within 30 days after the initial existence of such event, (y) the Company or its subsidiary must not have cured such condition within 30 days of receipt of your written notice or the Company or Subsidiary must have stated unequivocally in writing that it does not intend to attempt to cure such condition and (z) you must resign from employment at the end of the period within which the Company or Subsidiary was entitled to remedy the condition constituting Good Reason but failed to do so.
(e)A Change in Control shall not, by itself, result in acceleration of vesting or payment of the unvested RSUs, except as provided in this Section (4)(e).
(i)Upon a Change in Control, the unvested RSUs will become earned and vest in full upon the date of the Change in Control and become payable on the first regular payroll day following the Change in Control unless another award meeting the requirements of this Section (4)(e) (a “Substitute Award”) is provided to you to replace this Award (the “Original Award”).  The earned RSUs represented by such Substitute Award, if applicable, shall continue to vest and become payable as provided in Section 3, subject to earlier vesting in accordance with Section 4(b) and 4(c), above.
(ii)An award shall meet the requirements of this Section (4)(e), and thereby qualify as a Substitute Award, if the following conditions are met:
(1)the award has a value at least equal to the value of the Original Award;
(2)the award relates to publicly traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and
(3)the other terms and conditions of the award are not less favorable to you than the terms and conditions of the Original Award, including the vesting provisions of Section 4(d) above (except that in the event of a subsequent Change in Control of the Company or its successor, the Substitute Award shall be fully vested and freely transferable upon such subsequent Change in Control).

Without limiting the generality of the foregoing, a Substitute Award may take the form of a continuation of the Original Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

5.Settlement of RSUs. Delivery of Shares or payment of other amounts (“Settlement”) which become vested and payable under this Agreement will be subject to the following:
(a)The Company will deliver to you one Share for each RSU that has become vested, and any Dividend Equivalents with respect thereto shall be payable, within 30 days after the end of the applicable Restricted Period.
(b)Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(c)If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the HBT Financial, Inc. Omnibus Incentive Plan and an RSU award agreement entered into between the registered owner and HBT Financial, Inc. Copies of such plan and agreement are on file in the executive offices of HBT Financial, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or similar entity upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions.

6.Withholding.
(a)Regardless of any action the Company may take that is related to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.
(b)You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 14.5 of the Plan (and any successor terms); provided that you will be permitted to elect to have the Company withhold from the Shares and any Dividend Equivalents otherwise payable to you under this Award the amounts necessary to satisfy such withholding obligations as described in said Section 14.5 of the Plan.   The RSUs are intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 14.16 of the Plan (and any successor terms).
7.Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.
8.Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.
9.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules and (d) all applicable laws.
10.Miscellaneous.
(a)Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
(b)Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
(c)Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.
(d)Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs and successors.
(e)Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 14.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 14.10 of the Plan (and any successor terms).
(f)Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.
(g)Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.
(h)No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law. The value of the RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the RSUs does not create any right to receive any future awards.

(i)Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee to implement this Agreement.
(j)Clawback. All awards, amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback and detrimental conduct terms contained in Section 14.22 of the Plan as of the Grant Date (and any successor terms)), and any term of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
(k)Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
11.Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you agree that the Award is granted under and governed by the terms of the Plan and this RSU Award Agreement—and you agree to all such terms—as of the Grant Date.

PARTICIPANTHBT FINANCIAL, INC.

Sign name:     Sign name:

Print name:     Print name:

Title: